Wilson Sonsini Goodrich & Rosati            Exhibit 5.1
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300


                                October 17, 1997


Cholestech Corporation
3347 Investment Boulevard
Hayward, California 94545

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 17, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 additional shares of your Common Stock reserved for issuance under the 1992 Employee Stock Purchase Plan (the "1992 Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares. It is our opinion that the additional shares, when issued and sold in the manner referred to in the 1992 Plan and pursuant to the agreements which accompany the 1992 Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.


                                            Sincerely,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI


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